Exhibit 10.70

SunTrust Banks, Inc. TERMS AND CONDITIONS NONQUALIFIED STOCK OPTIONS (NQO) GRANT DATE:

SunTrust Banks, Inc. (“SunTrust”), a Georgia corporation, pursuant to action of the Compensation Committee (“Committee”) of its Board of Directors and in accordance with the SunTrust Banks, Inc. 2004 Stock Plan (“Plan”), has granted a Nonqualified Stock Option (“NQO”) to purchase shares of SunTrust Common Stock, $1.00 par value (“Stock”), upon the following terms as an incentive for Optionee to promote the interests of SunTrust and its Subsidiaries:

Name of Optionee	_____________________

Number of Shares
Subject to Option	_____________________

Fair Market Value Per Share
On Grant Date	_____________________

Grant Date	_____________________

This NQO evidences this Grant, which has been made subject to all the terms and conditions set forth on the attached Terms and Conditions and in the Plan.

SUNTRUST BANKS, INC.

Authorized Officer

§ 1. DATE EXERCISABLE. This NQO granted on             , if it has not expired as provided in § 2, shall become exercisable on the earliest of the following dates:

(a) on the 3rd Anniversary of the Grant Date, provided the Optionee is an active employee of SunTrust or a Subsidiary on that date; or

(b) on the date the Optionee’s employment with SunTrust or a Subsidiary terminates by reason of death or disability within the meaning of § 22(e)(3) of the Code; or

(c) on the date the Optionee retires at age 55 or later in accordance with the SunTrust Retirement Plan, but then only a pro rata number of shares subject to the NQO shall become exercisable based on the Optionee’s Service completed from the Grant Date through the date of the Optionee’s retirement date and shall remain exercisable for the period described in § 2(d) of this Option Agreement; ; or

(d) on the date the Optionee’s employment with SunTrust or a Subsidiary is involuntarily terminated by reason of a reduction in force, which results in a severance benefit payment to the Optionee pursuant to the terms of the SunTrust Banks, Inc. Severance Pay Plan or any successor to the plan, then only a pro rata number of shares subject to the NQO shall become exercisable based on the Optionee’s Service completed from the Grant Date through the date of such termination of employment and shall remain exercisable for the period described in § 2(b) of this Option Agreement; or

(e) on the date that the following occurs: (i) there is a Change in Control Date for SunTrust, (ii) such Optionee’s employment with SunTrust or any Subsidiary terminates (other than by reason of a transfer between or among SunTrust and any Subsidiary) at any time before the third anniversary of the date of such Change in Control Date, and (iii) such termination of the Optionee’s employment is either (a) involuntary on the part of the Optionee and does not result from his or her death or disability within the meaning of Code §22(e)(3) and does not constitute a Termination for Cause, or (b) voluntary on the part of the Optionee and constitutes a Termination for Good Reason.

(f) For purposes of § 1(c) or § 1(d) above, the pro rata calculation shall be made by multiplying the number of shares that are not then vested by a fraction, having a numerator equal to the number of days from the Grant Date through the date of such termination of employment, and having a denominator equal to the number of days from the Grant Date through the Vesting Date.

§ 2. EXPIRATION. This NQO shall expire and cease to be exercisable at the first of the following to occur:

(a) for any part of the NQO that is not then exercisable, the end of the day on which the Optionee’s employment with SunTrust or a Subsidiary terminates for any reason other than for the reasons described in § 2(c) or 2(e) of this Option Agreement;

(b) for any part of the NQO that is then exercisable, the end of the three-month period which begins on the date the Optionee’s employment by SunTrust or a Subsidiary terminates for any reason other than for the reasons described in § 2(c), 2(d) or 2(e) of this Option Agreement;

(c) the end of the day immediately before the date on which an Optionee’s employment by SunTrust or a Subsidiary terminates (or might have been terminated) as a result of conduct which the Committee determines either might have violated any applicable civil or criminal law or did violate the SunTrust Code of Conduct for employees of SunTrust or such Subsidiary or the Supplemental Code of Conduct for officers of SunTrust or such Subsidiary;

(d) for any part of the NQO that is then exercisable pursuant to either § 1(a) or § 1(c), the end of the five-year period which begins on the date the Optionee’s employment with SunTrust or a Subsidiary terminates by reason of the Optionee’s retirement at age 55 or later under the SunTrust Retirement Plan;

(e) the end of the one-year period which begins on the date the Optionee’s employment with SunTrust or a Subsidiary terminates by reason of death or disability within the meaning of § 22(e)(3) of the Code;

(f) the date this NQO has been exercised in full under this Option Agreement; or

(g) the end of the last day in the 10-year period which begins on the Option Grant Date.

§ 3. METHOD OF EXERCISE. This NQO shall be exercised by properly completing and delivering the applicable form to SunTrust’s specified delegate for option recordkeeping, together with the appropriate payment in full for the Stock the Optionee desires to purchase through such exercise. Payment may be made in the form of a check made payable in accordance with the specified delegate’s payment instructions, or written confirmation of ownership of sufficient shares of previously acquired SunTrust stock or any combination of such payment methods as has been approved by the Compensation Committee. Such exercise shall be effective on the date such form and payment actually are delivered to SunTrust’s specified delegate; provided, if such form and payment are properly mailed to such person by registered mail or by an overnight service at such address, the related exercise shall be treated as effective on the date accepted for delivery by an overnight mail service. Any previously acquired Stock which is designated as payment for Stock shall be valued at its Fair Market Value on the date the exercise is effective or, if the exercise is effective on a date other than a business day, on the immediately preceding business day.

TERMS AND CONDITIONS

NONQUALIFIED STOCK OPTIONS (NQO)

§ 4. WITHHOLDING. The Committee shall have the right to reduce the number of shares of Stock actually transferred to the Optionee to satisfy the minimum applicable tax withholding requirements, and the Optionee shall have the right (absent any such action by the Committee and subject to satisfying the requirements under Rule 16b-3) to elect that the minimum applicable tax withholding requirements be satisfied through a reduction in the number of shares of Stock transferred to him.

§ 5. NONTRANSFERABLE. No rights granted under this Option Agreement shall be transferable by the Optionee other than by will or by the laws of descent and distribution.

§ 6. EMPLOYMENT AND TERMINATION. Nothing in the Plan or this Option Agreement or any related material shall give the Optionee the right to continue in employment by SunTrust or by a Subsidiary or adversely affect the right of SunTrust or a Subsidiary to terminate the Optionee’s employment with or without cause at any time.

§ 7. SHAREHOLDER STATUS. The Optionee shall have no rights as a shareholder with respect to any shares of Stock under this Option Agreement until the Optionee has made payment in full for such shares and such shares have been duly issued and delivered to the Optionee, and no adjustment shall be made for dividends of any kind or description whatsoever respecting such Stock except as expressly set forth in the Plan.

§ 8. OTHER LAWS. SunTrust shall have the right to refuse to issue or transfer any Stock under this Option Agreement if SunTrust acting in its absolute discretion determines that the issuance or transfer of such Stock might violate any applicable law or regulation, and any payment tendered in such event to exercise this option shall be promptly refunded to the Optionee.

§ 9. SECURITIES REGISTRATION. The Optionee may be requested by SunTrust to hold any shares of Stock received upon the exercise of an option under this Option Agreement for personal investment and not for purposes of resale or distribution to the public and the Optionee shall, if so requested by SunTrust, deliver a certified statement to that effect to SunTrust as a condition to the transfer of such Stock to the Optionee.

§ 10. MISCELLANEOUS.

(a) A transfer between SunTrust and a Subsidiary or between Subsidiaries shall not be deemed a termination of employment under this Option Agreement.

(b) The Optionee’s rights under this Option Agreement can be canceled in accordance with the terms of the Plan.

(c) This Option Agreement shall be subject to the provisions, definitions, terms and conditions set forth in the Plan, all of which are incorporated by this reference in this Option Agreement.

(d) The Plan and this Option Agreement shall be governed by the laws of the State of Georgia without regard to its choice-of-law provisions.

§ 11. DEFINITIONS:

CHANGE IN CONTROL - means a “Change in Control” of SunTrust of a nature that would be required to be reported in response to Item 6(e) of Schedule 14A of Regulation 14A promulgated under the Securities and Exchange Act of 1934, as amended and in effect at the time of such “Change in Control” (the “Exchange Act”), provided that such a Change in Control shall be deemed to have occurred at such time as (i) any “person” (as that term is used in Sections 13(d) and 14(d)(2) of the Exchange Act), is or becomes the beneficial owner (as defined in Rule 13(d)-3 under the Exchange Act) directly or indirectly, of securities representing 20% or more of the combined voting power for election of directors of the then outstanding securities of SunTrust; (ii) during any period of two consecutive years or less, individuals who at the beginning of such period constitute the Board cease, for any reason, to constitute a majority of the Board, unless the election or nomination for election of each new director was approved by a vote of at least two-thirds of the directors then still in office who were directors at the beginning of the period; (iii) the shareholders of SunTrust approve any merger, consolidation, or share exchange as a result of which the common stock of SunTrust shall be changed, converted or exchanged (other than a merger with a wholly-owned subsidiary of SunTrust), or any dissolution or liquidation of SunTrust or any sale or the disposition of 50% or more of the assets or business of SunTrust; or (iv) the shareholders of SunTrust approve any merger or consolidation to which SunTrust is a party or a share exchange in which SunTrust shall exchange its shares for shares of another corporation as a result of which the persons who were shareholders of SunTrust immediately prior to the effective date of the merger, consolidation or share exchange shall have beneficial ownership of less than 50% of the combined voting power for election of directors of the surviving corporation following the effective date of such merger, consolidation or share exchange; provided, however, and notwithstanding the occurrence of any of the events previously described in this definition, that no “Change in Control” shall be deemed to have occurred under this definition if, prior to such time as a “Change in Control” would otherwise be deemed to have occurred under this definition, the Board determines otherwise.

CHANGE IN CONTROL DATE - means either the date which includes the “closing” of the transaction which makes a Change in Control effective if the Change in Control is made effective through a transaction which has a “closing” or the date a Change in Control is reported in

TERMS AND CONDITIONS

NONQUALIFIED STOCK OPTIONS (NQO)

accordance with applicable law as effective to the Securities and Exchange Commission if the Change in Control is made effective other than through a transaction which has a “closing.”

SERVICE – means the Optionee’s period of continuous employment with SunTrust or any of its subsidiaries following the date of grant of a NQO under this Agreement through the applicable Vesting Date.

SUNTRUST RETIREMENT PLAN – means the SunTrust Banks, Inc. Retirement Plan.

TERMINATION FOR CAUSE - means a termination of employment which is made primarily because of (i) the “willful” and continued failure of the Optionee to perform satisfactorily the duties consistent with such Optionee’s title and position reasonably required of him or her by the Board or supervising management (other than by reason of his or her incapacity due to a physical or mental illness) after a written demand for substantial performance of such duties is delivered to such Optionee by the Board or supervising management, where such written demand shall specifically identify the manner in which the Board or supervising management believes such Optionee has failed to satisfactorily perform his or her duties and where no act or failure to act shall be deemed “willful” under this definition unless done, or omitted to be done, not in good faith and without a reasonable belief that the act or omission was in the best interests of SunTrust or any Subsidiary, (ii) the commission by the Optionee of a felony, or the perpetration by the Optionee of a dishonest act, misappropriation of funds, embezzlement, criminal conduct or common law fraud against SunTrust or any Subsidiary, (iii) a serious violation of the Code of Conduct SunTrust’s or any subsidiary’s policies and procedures or the supplemental Code of Conduct for Officers of SunTrust or any subsidiary, or (iv) any other willful act or omission which is materially injurious to the financial condition or business reputation of SunTrust or any Subsidiary.

TERMINATION FOR GOOD REASON - means a termination made primarily because of (i) a failure to elect or reelect or to appoint or to reappoint the Optionee to, or the removal of the Optionee from, the position which he or she held with SunTrust or any Subsidiary prior to the Change in Control, (ii) a substantial change by the Board or supervising management in the Optionee’s functions, duties or responsibilities, which change would cause such Optionee’s position with SunTrust or any Subsidiary to become of less dignity, responsibility, importance or scope than the position held by the Optionee prior to the Change in Control or (iii) a substantial reduction of the Optionee’s annual compensation from the level in effect prior to the Change in Control or from any level established thereafter with the consent of such Optionee.

VESTING DATE – means, except as otherwise provided herein, all shares of stock that have not previously vested shall vest on the 3rd anniversary of the Grant Date. No shares shall vest on the Vesting Date unless the Grantee is an active employee of SunTrust on the Vesting Date and has been in the continuous employment of SunTrust from the Grant Date through the Vesting Date. Shares may vest prior to the Vesting Date in accordance with the provisions of § 1.

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